QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Non-GAAP Reconciliation of Equity Investment in Aarohi

        The following schedule is intended to help you reconcile our non-GAAP results for the third quarter of 2003—specifically with regard to the non-GAAP treatment of losses from our equity investment in Aarohi—as you update your financial models of McDATA.

        In order to provide clearer visibility to McDATA's operating results and fundamentals, McDATA will exclude any gains or losses from our equity investment in Aarohi from our non-GAAP earnings.

        This treatment is reflected in our Q4 2003 non-GAAP net income of $3.3 million, which (among other items) excludes a $393,000 loss on our investment in Aarohi. In addition, our full year 2003 non-GAAP financials, released on February 26, 2004, excluded both Q3 2003 and Q4 2003 impacts of the Aarohi investment to provide a consistent picture of our operating results for the year. The Aarohi investment did not impact any quarters prior to McDATA's Q3 2003.

        This exclusion for non-GAAP presentation differed from the non-GAAP treatment of this loss for the quarter ended October 31, 2003. Our Q3 non-GAAP net income of $2.1 million did include the $591,000 loss on our Aarohi investment.

        The following table provides a reconciliation between the non-GAAP results, as presented and the results after applying the same treatment accorded in Q4.

	10/31/03 Including Aarohi	10/31/03 Excluding Aarohi
Income (loss) from operations	2,362	2,362
Interest and other income, net	1,639	1,639

Income (loss) before income taxes	4,001	4,001
Income tax expense (benefit)	1,320	1,320

Income (loss) before equity in affiliated company	2,681	2,681
Equity in net loss of affiliated company	(591)
Net income (loss)	2,090	2,681

        In future periods, McDATA will continue to exclude the impact of the investment in Aarohi from our non-GAAP results.

QuickLinks

Non-GAAP Reconciliation of Equity Investment in Aarohi